As filed with the Securities and Exchange Commission on December 13, 2021

Registration Nos. 333-88328

333-157341

333-157338

333-254169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-88328

Form S-8 Registration Statement No. 333-157341

Form S-8 Registration Statement No. 333-157338

Form S-8 Registration Statement No. 333-254169

UNDER

THE SECURITIES ACT OF 1933

HILL-ROM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1160484 (I.R.S. Employer Identification No.)

130 E. Randolph St. Suite 1000 Chicago, IL (Address of Principal Executive Offices)	60601 (Zip Code)

Hillenbrand Industries, Inc. Board of Directors’ Deferred Compensation Plan

Hill-Rom Holdings, Inc. Stock Incentive Plan

Hill-Rom Holdings, Inc. Employee Stock Purchase Plan

Hill-Rom Holdings, Inc. 2021 Stock Incentive Plan

(Full Title of Plans)

Ellen K. Bradford

Vice President and Secretary

130 E. Randolph St. Suite 1000

Chicago, IL 60601

(Name and address of agent for service)

(312) 819-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Hill-Rom Holdings, Inc. (the “Registrant” or “Hill-Rom”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Hill-Rom common stock, without par value (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-88328, filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2002, registering 50,000 Shares pursuant to the Hillenbrand Industries, Inc. Board of Directors’ Deferred Compensation Plan.

2.	Registration Statement on Form S-8, File No. 333-157341, filed with the Commission on February 13, 2009, registering 5,500,000 Shares pursuant to the Hill-Rom Holdings, Inc. Stock Incentive Plan.

3.

Registration Statement on Form S-8, File No. 333-157338, filed with the Commission on February 13, 2009, registering 1,000,000 Shares pursuant to the Hill-Rom Holdings, Inc. Employee Stock Purchase Plan.

4.

Registration Statement on Form S-8, File No. 333-254169, filed with the Commission on March 11, 2021, registering the offer and sale of 3,000,000 Shares issuable pursuant to the Hill-Rom Holdings, Inc. 2021 Stock Incentive Plan.

On September 1, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Baxter International Inc., a Delaware corporation (“Baxter”), and Bel Air Subsidiary, Inc., an Indiana corporation and wholly-owned subsidiary of Baxter (“Merger Sub”). On December 13, 2021, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Baxter.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on December 13, 2021.

HILL-ROM HOLDINGS, INC.
By:	/s/ Ellen K. Bradford
Name: Ellen K. Bradford
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.